Exhibit 99.1

CMS Energy Names Tonya Berry Senior Vice President of Transformation and Engineering

JACKSON, Mich., Feb. 4, 2022 – CMS Energy, and its principal subsidiary Consumers Energy, announced today that Tonya Berry is named senior vice president of Transformation and Engineering, effective immediately. Tonya previously served as the vice president of gas operations responsible for gas transmission, distribution, and the integrity of the company's gas system. With her new position, Tonya will be responsible for electric and gas engineering, as well as, resource planning, project management, environmental services and our quality department.

“Tonya has demonstrated a strong commitment to serve customers, strengthened the processes we use to do our work and inspired our co-workers to deliver results during her time at Consumers Energy,” said Garrick Rochow, President and CEO of CMS Energy and Consumers Energy. “Tonya leads with joy and epitomizes our company’s triple bottom line and culture of caring for people, the planet and our state’s prosperity.”

Berry has served as vice president of gas operations since 2020 and previously as vice president of operations performance. Berry has expertise in gas, engineering, and over 20 years of experience in deploying Lean methodologies to enhance quality and improve work management within gas and electric groups. Prior to joining Consumers Energy, Berry also worked for Chrysler LLC in lean operations and industrial engineering. She has a Bachelor’s in industrial engineering from the University of Michigan, and a Master’s in business administration from Wayne State University.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business. It also owns and operates independent power generation businesses.

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Media Contact: Katie Carey, 517/740-1739